Exhibit 99.1

Sun American Bancorp Reports Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

BOCA RATON, Fla.--(BUSINESS WIRE)--November 24, 2009--Sun American Bancorp (“Sun American'' or, the “Company”) (NasdaqGM:SAMB), the bank holding company for Sun American Bank, today reported that on November 18, 2009 it received notification from the NASDAQ Stock Market ("NASDAQ") stating that the Company’s stockholders’ equity for the period ended September 30, 2009 was less than the minimum required for continued listing on The Nasdaq Global Market under Listing Rule 5450(b)(1)(A).

The NASDAQ communication provides the Company with the option to submit a plan to regain compliance with NASDAQ or consider applying to transfer the company’s securities to the Nasdaq Capital Market (the “Capital Market”). The Company has not decided which plan, if any, it intends to pursue at this time.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 12 offices in Miami, Broward, Palm Beach and Martin Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2008, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

CONTACT:
Sun American Bancorp
Michael Golden or Robert Nichols, 561-544-1908